Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Stantec Inc. (the Company) of our report dated February 28, 2024 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, which is incorporated by reference in the Company’s annual report on Form 40-F for the year ended December 31, 2023.

We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form, incorporated by reference in the Annual Report on Form 40-F for the year ended December 31, 2023, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants
Edmonton, Canada

December 19, 2024